Exhibit 10.2

LOAN AGREEMENT

This LOAN AGREEMENT ("Agreement") is made as of July 1, 2016, by and among ATN VI HOLDINGS, LLC, a Delaware limited liability company ("Holdings"), immediately upon consummation of the Acquisition (as defined below), CARIBBEAN ASSET HOLDINGS LLC, a Delaware limited liability company (“CAH” and, together with Holdings, each a “Borrower” and collectively the “Borrowers”), and RURAL TELEPHONE FINANCE COOPERATIVE, a District of Columbia cooperative association  (the "Lender").

RECITALS

WHEREAS, Holdings has requested the Lender to make a single term loan to the Borrowers in a principal amount not to exceed the Commitment (as defined below), and the proceeds of such Loan shall be used to finance the Acquisition (as defined below) and to pay fees, costs and expenses in connection therewith; and

WHEREAS, the Lender is willing to make the Loan (as defined below) upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, each Borrower and the Lender do hereby agree as follows:

1.CONSTRUCTION AND DEFINITION OF TERMS

All accounting terms not specifically defined herein shall have the meanings assigned to them as determined by GAAP. In addition to the terms defined elsewhere in this Agreement, unless the context otherwise requires, when used herein, the following terms shall have the following meanings:

“Accounting Change” shall mean any change in accounting principles that is required or permitted hereafter by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto) and such change is adopted by Borrower and the other Loan Parties with the agreement of the accountants for such Persons.

“Acquisition” shall mean the acquisition by Holdings on the date hereof of the membership interests in CAH pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean that certain Purchase Agreement, dated as of September 30, 2015, among CAH, National Rural Utilities Cooperative Finance Corporation, Holdings and Parent Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Act” shall mean the Securities Exchange Act of 1934, as amended or modified from time to time.

"Advance" shall mean the advance as defined in Section 2.02.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with Person specified. “Control” for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” shall have the meaning assigned in the preamble hereto.

“Annual Operating Cash Flow” shall mean the sum of (a) pre-tax Net Income, excluding extraordinary gains, gains on sale of assets, the write-up of any asset, and any investment income or loss; (b) total interest expense, including capitalized, accreted or paid-in-kind interest; (c) depreciation and amortization expense; (d) certain one-time expenses and/or adjustments associated with any acquisition permitted hereunder; (e) any other non-cash expenses, charges and losses reducing net income for such period to the extent such non-cash items do not represent a cash item in any future period; and (f) any transaction costs and similar amounts that would be required to be expensed  as a result of the application of FAS No. 141R (whether or not applicable thereto), in each case, as calculated on a consolidated basis for the Borrowers and their Subsidiaries.

“Borrower” and “Borrowers” shall have the meanings assigned in the preamble hereto.

“Breakage” shall mean, with respect to (a) any prepayment of the Loan when the Loan bears interest at the Fixed Rate as of the date of any such prepayment and (b) any conversion of the interest rate charged with respect to the Loan at the time the Loan bears interest at the Fixed Rate from the Fixed Rate to the Variable Rate, in each case, other than on the corresponding payment date, or fixed interest rate expiration date, the amount equal to the present value of any loss, cost or expense actually incurred by the Lender by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Loan.

"Business Day" shall mean any day that both the Lender and the depository institution the Lender utilizes for funds transfers hereunder are open for business.

“CAH” shall have the meaning assigned in the preamble hereto.

“Cash Equivalents” means: (A) cash; (B) marketable direct obligations  issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States or if not so backed, then having a rating of at least A+ from Standard & Poor’s Rating Service and at least A1 from Moody’s Investors Service, Inc., in each case maturing within two years from the date of acquisition thereof; (C) with the written consent of the Lender which is hereby given, until such time as such consent is revoked, commercial paper maturing no more than 270 days from the date issued and, at the time of acquisition, having a rating of at least A 1 from Standard & Poor’s Rating Service or at least P 1 from Moody’s Investors Service, Inc.; (D) certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (E) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $250,000 or the maximum amount of insurance applicable to the aggregate amount of the Loan Party’s deposits at such institution; and (F) Investments in the Lender or other Investments satisfactory to the Lender.

"Certified" shall mean that the information, statement, schedule, report or other document required to be "Certified" shall contain a representation of a duly authorized officer of each Borrower that such information, statement, schedule, report or other document is true and correct and complete.

“CFC” shall mean any direct or indirect Subsidiary of any Borrower that is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code of 1986, as amended from time to time. For the avoidance of doubt, any Subsidiary formed under the laws of the United States Virgin Islands shall constitute a CFC.

“Change of Control” shall mean the occurrence of any of the following: (a) Parent Guarantor at any time ceases to own, directly or indirectly, 100% of the Equity Interests of Holdings or ceases to have the power to vote, or direct the voting of, any such Equity Interests, as applicable; (b) unless otherwise permitted hereunder, Holdings at any time ceases to own directly 100% of the Equity Interests of CAH or ceases to have the power to vote, or direct the voting of, any such Equity Interests; (c) a report on Schedule 13D shall be filed with the securities and exchange commission pursuant to Section 13(d) of the Act disclosing that any person other than the Parent Guarantor or any employee benefit plan sponsored by the Parent Guarantor is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly of 30% or more of the total voting power represented by Parent Guarantor’s then outstanding voting securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire voting securities); (d) any person, other than Parent Guarantor or any employee benefit plan sponsored by Parent Guarantor, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting securities of Parent Guarantor (or securities convertible into such voting securities) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner directly or indirectly, of 30% or more of the total voting power represented by Parent Guarantor’s then outstanding voting securities (all as calculated under clause (c) above); (e) the occurrence of (i) any consolidation or merger of Parent Guarantor in which Parent Guarantor is not the surviving corporation (other than a merger of Parent Guarantor in which holders of more than 51% of the outstanding common shares of Parent Guarantor immediately prior to the merger have the same proportionate ownership of common shares of the surviving corporation immediately after the merger as immediately before or a merger effected pursuant to Section 251(g) of the Delaware General Corporation Law), or pursuant to which common shares of Parent Guarantor will be converted into cash, securities or other property, or assets of Parent Guarantor, or (ii) unless otherwise permitted hereunder, any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of either Borrower; or (f) the occurrence of a change in the composition of the board of directors of the Parent Guarantor at any time during any consecutive 24 month period such that “continuing directors” or individuals whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group cease for any reason to constitute at least a majority of the board of directors of Parent Guarantor (for purposes of this clause, “continuing directors” means those members of the board of directors of the Parent Guarantor who either were directors at the beginning of such consecutive 24 month period or were elected by or on the nomination or recommendation of at least a majority of the then-existing “continuing directors”). Notwithstanding the foregoing, no “Change of Control” shall have occurred pursuant to clause (c) or (d) of the immediately preceding sentence or shall be deemed to be continuing pursuant to clause (c) or (d) of the immediately preceding sentence during such time as Cornelius B. Prior, Jr., his spouse, his lineal descendants or the Prior Family Foundation, directly or in trust for their benefit, shall have voting control, directly or indirectly, of (1) 50% or more of the outstanding shares of Parent Guarantor entitled to vote, or (2) 35% or more of the outstanding shares entitled to vote at a time when no other shareholders described in clause (c) or (d) of the immediately preceding sentence owns in the aggregate 35% or more of the outstanding shares entitled to vote.

"Closing Date" shall mean the date on which all conditions to the Advance under Section 5 have been satisfied.

"Collateral" shall mean any and all property owned, leased or operated by a Loan Party that is covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Lender under the Collateral Documents.

“Collateral Documents” shall mean, collectively, the Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, powers of attorney, assignments and financing statements, now or hereafter executed by any Loan Party and delivered to the Lender.

"Commitment" shall mean the Lender’s commitment to Advance the Loan hereunder on the Closing Date.  The amount of the Commitment is $60,000,000.

“Compliance Certificate” shall mean a certificate in the form attached hereto as Exhibit A.

“Credit Parties” shall mean, collectively, the Loan Parties and the Parent Guarantor.

“Default Rate” shall mean a rate per annum equal to the interest rate in effect for an Advance plus two hundred fifty basis points.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (A) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (B) is redeemable at the option of the holder thereof, in whole or in part, (C) provides for the scheduled payments of dividends or distributions in cash, or (D) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 180 days after the Maturity Date.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including debt, intercompany notes or other securities that are treated as equity for U.S. federal income tax purposes or through convertible securities).

"Event of Default" shall mean any of the events described in Section 8 hereof.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio derived by dividing (a) the sum of Annual Operating Cash Flow minus income and franchise taxes paid in cash, by (b) Fixed Charges, all calculated for the period of twelve consecutive calendar months ended on such date (or, if such date is not the last day of a calendar month, ended on the last day of the calendar month most recently ended prior to such date) and as measured on a consolidated basis for the Borrowers and their Subsidiaries.

“Fixed Charges” shall mean, for any period, without duplication, the sum of (a) cash interest expense; (b) scheduled amortization payments on Indebtedness actually made (including the principal component of all capital lease obligation payments); and (c) Restricted Payments paid in cash, in each case, as calculated on a consolidated basis for the Borrowers and their Subsidiaries.

"Fixed Rate" shall mean a per annum rate of interest that is, at the election of the Borrowers, (a) established by the Lender from time to time for loans similarly classified pursuant to the Lender’s policies and procedures then in effect or (b) agreed to in writing by the Borrowers and the Lender pursuant to a “rate lock” or similar agreement.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Holdings” shall have the meaning assigned in the preamble hereto.

“IFRS” shall mean International Financial Standards issued by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as part of the deferred purchase price of property or services (in each case except for trade payables arising in the ordinary course of business and outstanding  not more than sixty (60) days after such obligation is due (unless thereafter contested in good faith)); (e) all Indebtedness secured by any Lien on property owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but only to the extent of the fair value of such property or asset secured by such Lien; (f) all capital lease obligations, purchase money obligations and synthetic lease obligations of such Person that are properly classified as a liability on the balance sheet of such Person in accordance with GAAP; (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, valued, in the case of a redeemable preferred equity interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) the net termination obligations of all hedging obligations of such Person calculated as of any date as if the agreement with respect to any such hedging obligation were terminated as of such date; (i) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all guaranty obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

"Investments" shall have the meaning set forth in Section 7.05 of this Agreement.

"Leases" shall mean any lease of property by any Loan Party at which location any Collateral with a fair market value in excess of $1,000,000 is located.

“Lender” shall have the meaning assigned in the preamble hereto.

"Lien" shall mean any statutory or common law consensual or non-consensual mortgage, pledge, security interest, encumbrance, lien, right of set-off, claim or charge of any kind, including, without limitation, any conditional sale or other title retention transaction, any lease transaction in the nature thereof and any secured transaction under the Uniform Commercial Code of any jurisdiction.

"Loan" shall mean the loan by the Lender to the Borrowers, pursuant to this Agreement and the Note, in an aggregate principal amount not to exceed the Commitment.

“Loan Documents” shall mean this Agreement and the Other Agreements. “Loan Parties”shall mean, collectively, the Borrowers and the Subsidiary Guarantors.

“Material Adverse Effect” shall mean (A) a material adverse effect upon the business, results of operations, or financial condition of the Borrowers and their Subsidiaries, taken as a whole, or (B) the impairment of any Liens in favor of the Lender, of the ability of each Credit Party to perform its obligations under the Loan Documents or of the Lender to enforce any material provision of any Loan Document or collect any of the Obligations. In determining whether any individual event would reasonably be expected to have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would reasonably be expected to have a Material Adverse Effect.

"Maturity Date" shall mean July 1, 2026.

“Net Income” shall mean, for any period, the consolidated net income (or  loss) of the Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrowers or any of their Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrowers or any of their Subsidiaries has an ownership interest, except to the extent that any such income is actually received by a Borrower or Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Net Leverage Ratio” shall mean the ratio derived by dividing (a) the sum of (i) short term Indebtedness, the current portion of long term Indebtedness, long term Indebtedness and capital lease obligations (in each case without duplication), minus (ii) unrestricted cash and cash equivalents of the Borrowers and their Subsidiaries that are Loan Parties as of the date of measurement in an aggregate amount not to exceed $50,000,000 as of such date, by (b) Annual Operating Cash Flow, all as calculated on a consolidated basis for the Borrowers and their Subsidiaries.

“Net Proceeds” shall mean, with respect to any event, (a) the cash proceeds received in respect of such event including, without limitation, (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event or the repatriation of funds in connection therewith (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).

"Net Worth" shall be calculated on a consolidated basis for the Borrowers and their Subsidiaries taken as a whole and arrived at by subtracting total liabilities from total assets.

"Note" shall mean the Note executed and delivered by the Borrowers on the Closing Date pursuant to Section 5.02(a) hereof, as amended, restated,  supplemented or otherwise modified from time to time, and all renewals, replacements and extensions thereof.

"Obligations" shall include the full and punctual performance of all present and future duties, covenants and responsibilities due to the Lender by each Borrower under the Loan Documents, all present and future obligations of each Borrower to the Lender for the payment of money under the Loan Documents, extending to all  principal amounts, interest, late charges and all other charges and sums, as well as all costs and expenses payable by each Borrower under the Loan Documents, and any and all other present and future monetary liabilities of each Borrower to the Lender under the Loan Documents, whether direct or indirect, contingent or noncontingent, matured or unmatured, accrued or not accrued, as well as all renewals, refinancings, consolidations, recastings and extensions of any of the foregoing with the Lender.

"Other Agreements" shall mean the Collateral Documents, the Note, each Subsidiary Guaranty, the Parent Guaranty and any other promissory notes, security agreements, assignments, subordination agreements, pledge or hypothecation agreements, mortgages, deeds of trust, leases, contracts, guaranties, instruments and documents now and hereafter existing between the Lender and the Borrowers, executed and/or delivered pursuant to this Agreement or guaranteeing, securing or in any other manner relating to any of the Obligations, including the instruments and documents referred to in Section 5.02 hereof, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Parent Guarantor” shall mean ATN International, Inc., a Delaware corporation.

“Parent Guarantor Credit Agreement” shall mean that certain Fourth Amended and Restated Credit Agreement, dated as of December 19, 2014, among the Parent Guarantor, as borrower, certain Subsidiaries of Parent Guarantor, as guarantors, the lenders from time to time party thereto and CoBank, ACB, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Parent Guaranty” shall mean that certain Guaranty, dated as of the date hereof, made by the Parent Guarantor in favor of the Lender, as amended, restated, supplemented or otherwise modified from time to time.

"Payment Date" shall mean the last day of March, June, September and December of each year prior to the Maturity Date, and the Maturity Date.

"Payment Notice" shall mean the notice furnished to the Borrowers at least quarterly indicating the precise amount of principal and/or interest due on the next ensuing Payment Date, such notice to be sent to the Borrowers at least ten (10) days before such Payment Date.

“Permitted Cure Securities” shall mean any Equity Interests of a Borrower other than Disqualified Stock.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or levies which are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s materialmen’s, landlord’s, workmen’s, suppliers’, repairmen’s, mechanics and other similar liens arising by operating of law and incurred in the ordinary course of business that do not secure Indebtedness for borrowed money, (c) easements, rights of way, restrictions and other similar charges or encumbrances affecting real property that do not secure Indebtedness and do not individually or in the aggregate materially adversely affect the value or marketability of such real property; (d) Liens consisting of pledges or deposits of cash under workers’ compensation laws, unemployment insurance laws or similar legislation, including social security, or in connection with bids, tenders, contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds or other similar obligations, (e) purchase money Liens and Liens in connection with capital lease obligations securing Indebtedness permitted hereby; provided that such Liens attach only to the property being financed; (f) Liens arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set- off or similar rights and remedies as to deposit accounts, (g) Liens on titled vehicles, (h) deposits and other Liens on insurance policies and the proceeds thereof made in the ordinary course of business to secure liability to insurance carriers, (i) any attachment or judgment Lien which, individually or when aggregated, does not constitute an Event of Default under Section 8.01(i); (j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; (k) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to purchase orders and other agreements entered into with customers of any Borrower or any Subsidiary in the ordinary course of business; (l) Liens in favor of the Lender or its Affiliates (including Liens securing the Obligations); (m) Liens existing on the assets of any Person that becomes a direct or indirect Subsidiary of a Borrower (or is a Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to investments or acquisitions to the extent the Liens on such assets secure Indebtedness permitted hereby; provided that, such Liens attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such permitted acquisition or investment and any modification, replacement, refinancing, refunding, renewal or extension thereof; (n) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted hereunder, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; (o) Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement arising in connection with a transaction permitted hereunder; (p) customary restrictions in governance and similar documents relating to joint ventures, provided such restrictions relate solely to such joint venture or the Equity Interests of such joint venture; (q) survey exceptions, imperfections of title, Liens or other title matters affecting any real property that do not, individually or in the aggregate, adversely affect the continued use of the encumbered property for the purposes for which such property is currently being used; (r) Liens set forth on Schedule 2 and any extensions, renewals or refinancings thereof permitted hereunder; or (s) any Exception (as defined in the Acquisition Agreement) that is neither (i) removed prior to the Closing Date as contemplated by Section 6.05(b) of the Acquisition Agreement, nor (ii) with respect to which a liquidated sum is reflected on the Flow of Funds (as defined in the Acquisition Agreement) or accounted for as a reduction to Purchase Price (as defined in the Acquisition Agreement), in each case, as contemplated by the proviso to Section 6.05(b) of the Acquisition Agreement.

"Person" shall include natural persons, corporations, associations, partnerships, joint ventures, trusts, governments and agencies and departments thereof, and every other entity of every kind.

“Purchase Price” shall mean the “Purchase Price” as defined in the Acquisition Agreement.

"Restricted Payments" shall have the meaning set forth in Section 7.03 of this Agreement.

“RT Park” shall mean the University of the Virgin Islands Research and Technology Park Corporation.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“Security Agreement” shall mean the security agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Lender for the benefit of the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Specified Subsidiaries” means, collectively, Caribbean Communication Corp., a U.S. Virgin Islands corporation, St. Croix Cable T.V., Inc., a U.S. Virgin Islands corporation, iCC T.V., Inc., a U.S. Virgin Islands corporation, Innovative Long Distance, Inc., a U.S. Virgin Islands corporation, Vitelcom Cellular, Inc., a U.S. Virgin Islands corporation, VI Powernet, LLC, a U.S. Virgin Islands limited liability company, and DTR Holdings, LLC, a U.S. Virgin Islands limited liability company.

"Subsidiary" at any time shall mean any entity which is at the time beneficially owned or controlled directly or indirectly by a Borrower, by one or more of such entities or by a Borrower and one or more of such entities.

“Subsidiary Guarantor” shall mean each Subsidiary of the Borrowers in existence on the date hereof not constituting a CFC, and each other Subsidiary that becomes a Subsidiary Guarantor and joins the Subsidiary Guaranty pursuant to Section 3(c). A complete list of all Subsidiary Guarantors as of the Closing Date is attached hereto as Schedule 3.

“Subsidiary Guaranty” shall mean the guaranty, dated as of the date hereof, made by the Subsidiary Guarantors in favor of the Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Total Capitalization” shall mean, on any date of determination, the sum of Net Worth as of such date minus the aggregate amount of long-term Indebtedness of the Borrowers and their Subsidiaries existing as of such date.

“U.S.” and “United States” shall each mean the United States of America and, for the avoidance of doubt, shall not include the United States Virgin Islands.

"Variable Rate" shall mean the variable rate established by the Lender from time to time for loans similarly classified pursuant to the Lender's policies  and procedures then in effect and disclosed to the Borrowers from time to time.

1.02 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. Except as otherwise expressly provided herein, financial statements and other information furnished to the Lender pursuant to this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation. In the event of an Accounting Change that results in a change in any calculations required hereby of this Agreement that would not have resulted had such Accounting Change not occurred, the parties hereto agree to enter into negotiations in good faith in order to amend such provisions so as to equitably reflect such Accounting Change such that the criteria for evaluating compliance with such covenants shall be the same after such Accounting Change as if such Accounting Change had not been made; provided, that no change in GAAP that would affect a calculation that measures compliance with this Agreement shall be given effect until such provisions are amended to reflect such change in GAAP. Notwithstanding any change in GAAP to the contrary, all liabilities under or in respect of any lease (whether now outstanding or at any time entered into or incurred) that, under GAAP as in effect on the Closing Date, would be accrued as rental and lease expense and would not constitute a capital lease obligation, in each case, for purposes of the determination of “Indebtedness” hereunder, covenants and other calculations set forth herein and all defined terms as used herein, shall continue to constitute rental and lease expense and will not constitute a capital lease obligation.

Without limiting the foregoing, if at any time the SEC requires United States reporting companies to use IFRS in lieu of GAAP for reporting purposes, the Borrowers may notify the Lender that they have elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement, (i) the Borrowers shall provide to the Lender financial statements and other documents reasonably requested by the Lender setting forth a reconciliation with respect to such ratio or requirements made before and after giving effect to such election and (ii) the Lender and the Borrowers shall negotiate in good faith to amend such ratio to preserve the original intent in light of such change.

2.         LOAN

2.1       Loan. The Lender agrees to make the Loan to the Borrowers on the Closing Date subject to all of the terms and conditions of Section 5 hereof.

2.2       Advance. The Lender agrees to make on the terms and conditions of this Agreement, a single advance in immediately available funds consisting of U.S. dollars (the “Advance”) on the Closing Date at the office of the Lender in Dulles, Virginia, or at such other place as the Lender may designate, in an amount not to exceed the Commitment. The Borrowers shall give the Lender at least one Business Day prior written notice of the date on which the Advance is to be made and the amount of the Advance, and such notice will include a certification of the final amount of the

Purchase Price under the Acquisition Agreement. The Lender shall not be required to make any Advance after the Closing Date. The obligation of the Borrowers to repay the Advance shall be evidenced by this Agreement and the Note.

2.3Payment and Interest Rate.

(a)Payment. The Borrowers shall pay on each Payment Date all accrued and unpaid interest on the Loan as shown in the Payment Notice most recently delivered as of such Payment Date. If not sooner paid, any balance of the principal amount and interest accrued thereon and all other amounts due hereunder shall be due and payable on the Maturity Date.

At the Lender's option, all payments shall be applied first to any fees, costs, expenses or charges other than interest or principal then due, as hereinafter provided, then to interest accrued to the date of such payment, and then to the reduction of principal balance outstanding.

No provision of this Agreement or the Note shall require the payment, or permit the collection, of interest in excess of the highest rate permitted by applicable law.

(b)       Interest.

(i)Interest Rate. The Loan shall bear interest, at the election of the Borrowers, at either the Fixed Rate or the Variable Rate.

(ii)Conversion to Different Interest Program. Upon written notice (a “Conversion Notice”) given by the Borrowers at least five (5) Business Days prior to the proposed conversion date specified in such notice (the “Adjustment Date”), the Borrowers may elect to convert all or any portion of the Loan (A) from the Variable Rate to the Fixed Rate or (B) from the Fixed Rate to the Variable Rate, provided that, with respect to any conversion under this clause (B), the Borrowers shall pay the Lender any applicable Breakage as a result of such conversion to the extent required under Section 2.04(b). Upon conversion of the interest charged with respect to any portion of the Loan pursuant to the terms hereof, interest on that portion of the outstanding principal balance of the Loan shall continue to accrue under the interest program to which it was converted from the applicable Adjustment Date until further converted or until the payment in full of the Obligations.

(iii)Computation of Interest. Interest shall be computed from the actual number of days elapsed on the basis of, (A) at any time that interest accrues at the Variable Rate, a year of 365 days and (B) at any time that interest accrues at the Fixed Rate, a 30-day month and a 360-day year.

2.4       Prepayment.

(a)        Voluntary Prepayment. The Borrowers may at any time, prepay all or any part of the Loan without penalty or premium; provided, that in the event the Borrowers prepay all or any part of the Loan (regardless of the source of such prepayment and whether voluntary, mandatory, by acceleration or otherwise), the Borrowers shall pay any applicable Breakage required under Section 2.04(b) hereof. All prepayments shall be accompanied by payment of accrued and unpaid interest through the date of the repayment. All prepayments shall be applied (i) first to any fees, costs, expenses or charges due hereunder other than interest or principal, (ii) second, to the payment of accrued and unpaid interest, and (iii) third, the balance, if any, to the outstanding principal balance of the Loan.

(b)Breakage. If any portion of the Loan bears interest at the Fixed Rate, then the Borrowers may prepay the Loan, provided that the Borrowers pay together therewith any applicable Breakage.

(c)Mandatory Prepayment. The Borrowers shall make mandatory prepayments of one hundred percent of the Net Proceeds received by the Borrowers and their Subsidiaries from any of the following:

(i)         asset sales of the Borrowers and their Subsidiaries occurring outside of the ordinary course of business and resulting in the receipt of greater than $5,000,000 in proceeds in the aggregate during the term of this Agreement that are not reinvested within one year of receipt in plant, properties and equipment that become Collateral;

(ii)         the receipt of casualty insurance and condemnation proceeds resulting in the receipt of greater than $250,000 in Net Proceeds in the aggregate during the term of this Agreement that are not reinvested within one year of receipt in plant, property and equipment that becomes Collateral; and

(iii)         the issuance or sale of Indebtedness not otherwise permitted hereby.

Any mandatory prepayment under this clause (c) shall be due and payable to the

Lender no later than five (5) Business Days after any Loan Party shall have received, or become entitled to direct the distribution of, the proceeds from any transaction that would give rise to a mandatory prepayment hereunder.  Mandatory prepayments shall be applied (i) first to any fees, costs, expenses or charges due hereunder other than interest or principal, (ii) second, to the payment of accrued and unpaid interest, (iii) third to the payment of principal on any portion of the Advance earning interest at the Variable Rate and (iv) fourth to the payment of principal on any portion of the Advance earning interest at the Fixed Rate. The Borrowers shall pay any applicable Breakage in connection with any mandatory prepayment of the principal portion of the Loan earning interest at the Fixed Rate.

2.5       Default Rate. If an Event of Default has occurred and is continuing, at the prior written election of the Lender, all Obligations shall bear interest at the Default Rate.

3.SECURITY

(a)As security for the payment and performance of all of the Obligations, each Loan Party shall grant a security interest in the Collateral in accordance with the terms of the Collateral Documents; provided, that the security interest granted to the Lender on the outstanding voting Equity Interests of CAH and each Subsidiary of that constitutes a CFC will be limited to 65% of such Equity Interests. If reasonably requested by the Lender at any time, the Borrowers shall make notations, reasonably satisfactory to the Lender, on its books and records disclosing the existence of the Lender's security interest in the Collateral. Each Borrower agrees that, with respect to the portion of the Collateral, which is subject to Article 9 of the Uniform Commercial Code, the Lender shall have, but not be limited to, all the rights and remedies of a secured party under the Uniform Commercial Code. The Lender shall have no liability or duty, either before or after the occurrence of an Event of Default hereunder, on account of loss of or damage to, or to collect or enforce any of its rights against, the Collateral, or to preserve any rights against account debtors or other parties with prior interests in the Collateral.

(b)Subject to the terms and conditions of the Loan Documents, with respect to any property acquired after the Closing Date by any Loan Party that is required to be subject to the Lien created by any of the Loan Documents but is not so subject, each Loan Party shall promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Lender such amendments or supplements to the relevant Loan Documents or such other documents as the Lender shall deem reasonably necessary or advisable to grant to the Lender a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Loan Documents in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Lender. Each Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Lender such documents as the Lender shall reasonably require to confirm the validity, perfection and priority of the Lien of the Loan Documents against such after-acquired properties.

(c)Subject to the terms and conditions of the Loan Documents, with respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, the Loan Parties shall promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Lender the certificates, if any, representing all of the Equity Interests of such Subsidiary (or, if such Subsidiary is a CFC or such Subsidiary is a disregarded entity for U.S. federal income tax purposes and such Subsidiary holds Equity Interests in a CFC directly or indirectly through other disregarded entities, 65% of the outstanding voting Equity Interests of such Subsidiary), together with undated stock powers or other appropriate instruments of transfer, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) with respect to any such Subsidiary that is not a CFC, cause such new Subsidiary (A) to execute a joinder to the applicable Subsidiary Guaranty and the applicable Security Agreement (in form and substance reasonably satisfactory to the Lender) to cause such Subsidiary to become a Subsidiary Guarantor and to grant a Lien on substantially all of its assets in accordance with the terms of the applicable Collateral Documents to secure the Obligations, and (B) to take all actions necessary or advisable in the opinion of the Lender to cause the Lien created by the applicable Loan Document to be duly perfected to the extent required by such Loan Document in accordance with all applicable law, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Lender.

(d)Each Loan Party shall promptly after the request of the Lender (but, in any event, no later than the date that is sixty (60) days following the acquisition of such real property) grant to the Lender a security interest in and mortgage on each parcel of real property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date in each case, to the extent that the fair market value of any such parcel is in excess of $1,000,000. Such mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Lender and shall constitute valid and enforceable perfected first priority Liens subject only to Permitted Liens. Each Loan Party shall use its commercially reasonable efforts to promptly deliver to the Lender a customary landlord’s waiver of lien, in form and substance reasonably satisfactory to the Lender, with respect to each Lease entered into by a Loan Party after the Closing Date. The mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable law to establish, perfect, preserve and protect the Liens in favor of the Lender and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Loan Parties.   In each case subject to the terms and conditions of the Collateral Documents, each Loan Party shall otherwise take such actions and execute and/or deliver to the Lender such documents as the Lender shall require to confirm the validity, enforceability, perfection and priority of the Lien of any existing mortgage or new mortgage against such after- acquired real property (including a title policy and a survey (in form and substance reasonably satisfactory to the Lender) in respect of such mortgage).

(e)Notwithstanding anything to the contrary contained herein or in any other Loan Document, so long as no Event of Default exists and is continuing, the obligations under this Section 3 shall not extend to the creation or perfection of security interests with respect to any property or assets owned by any Subsidiary that is a CFC.

4.         REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, each Borrower represents and warrants to the Lender as of the date of this Agreement that:

4.1       Good Standing. Each Credit Party is duly organized, validly existing and in good standing under the laws of the state of its organization, has the organizational power to own its property and to carry on its business in the manner currently conducted and currently proposed to be conducted, and except as would not reasonably be expected to have a Material Adverse Effect, is duly qualified to do business, and is in good standing in each jurisdiction in which the operation of its business makes such qualification necessary.

4.2       Authority. Each Credit Party has the organizational power and authority to enter into Loan Documents to which it is a party and to incur and perform its obligations thereunder, all of which have been duly authorized by all necessary and proper organizational and other action by such Credit Party, and no material consent or approval of any person, including, as applicable and without limitation, stockholders, members and partners of any Credit Party, and any public authority or regulatory body, which has not been obtained is required as a condition to the validity or enforceability of any Loan Document to which such Credit Party is a party.

4.3       Binding Agreement. This Agreement and the other Loan Documents have been duly and properly executed by the Credit Parties signatory thereto and constitute valid and binding obligations of the Credit Parties, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4       No Conflicting Agreements. The execution,  delivery  of and performance by each Credit Party of the Loan Documents to which it is a party will not: (a) violate any provision of applicable law, any applicable order, rule or regulation of any court or other agency of government, or the organizational documents of such Credit Party, or, except as set forth on Schedule 4.04 attached hereto, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which such Credit Party is a party or by which it or any of its property is bound except, in each case, as would not reasonably be expected to have a Material Adverse Effect; or (b) result in the creation or imposition of any Lien (other than contemplated hereby) upon any of the property or assets of such Credit Party except as would not reasonably be expected to have a Material Adverse Effect.

4.5       Litigation. Except as set forth on Schedule 4.05 attached hereto, there are no outstanding judgments, claims, causes of action, suits or proceedings pending or, to the knowledge of each Loan Party, threatened against or affecting any Loan Party or its properties, before or by any federal, state, or local governmental department, agency or official, which would reasonably be expected to have a Material Adverse Effect, and no Loan Party is in default with respect to any outstanding judgment, order, writ, injunction, decree, rule or regulation of any court or federal, state, local or other governmental department, agency or official, domestic or foreign, which would reasonably be expected to have a Material Adverse Effect.

4.6       Holdings Status. Holdings does not hold any material properties other than the Equity Interests of CAH.

4.7       Taxes. Each Loan Party has paid or caused to be paid all federal, state and material local income taxes to the extent that such taxes have become due and owing, unless (i) such Loan Party is contesting in good faith any such tax by appropriate proceedings diligently pursued and for which adequate reserves have been set aside in accordance with GAAP or (ii) the failure to pay any such taxes would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has filed or caused to be filed all federal, state and material local income tax returns which are required by applicable law to be filed by such Loan Party.

4.8       [Reserved].

4.9       Licenses and Permits. Each Loan Party has duly obtained all licenses, permits, certifications, concessions or other rights (collectively, “Permits”) granted by any governmental authority necessary for the conduct of its business as presently conducted, except where the failure to obtain such Permits would not reasonably be expected to have a Material Adverse Effect, and each are valid and in full force and effect (except as may expire at the end of their stated terms).

4.10     [Reserved].

4.11     Certain Indebtedness. There is no Indebtedness of Holdings owing to any employee, officer, stockholder, member, partner or director of the board of Holdings other than accrued salaries, commissions and the like, and any Indebtedness subordinated to the Obligations pursuant hereto on terms satisfactory to the Lender.

4.12     Legal Status. Schedule 1 hereto accurately sets forth for each Loan Party (a) such Loan Party’s exact legal name, (b) such Loan Party’s type and jurisdiction of organization, (c) such Loan Party’s organizational identification number or accurately states that the such Loan Party has none, and (d) such Loan Party’s place of business or, if more than one, its chief executive office as well as each Borrower’s mailing address if different.

4.13     Required Approvals. No material license, consent, permit or approval of any governmental agency or authority is required to enable Holdings to enter into the Loan Documents to which it is a party or to perform any of its obligations provided for therein except as disclosed on Schedule 1 hereto, all of which Holdings has obtained prior to the date hereof, and except with respect to regulatory approvals which may be required in connection with the Lender's enforcement of certain remedies hereunder.

4.14     ERISA. None of the Loan Parties has incurred or reasonably expects to incur any material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereto (“ERISA”), other than contributions to such Loan Party’s plans set forth on Schedule 4.14 attached hereto or premiums to the Pension Benefit Guaranty Corporation with respect to such plans in the ordinary course.

4.15     Equity Interests. All Equity Interests of Holdings are owned directly by Parent Guarantor and all Equity Interests of CAH are owned directly by Holdings. Holdings is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Collateral Documents and any Permitted Liens that arise by operation of applicable law and are not voluntarily granted, and there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

4.16.     Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.17.     Use of Proceeds. The Borrowers shall use the proceeds of the Advance to finance the Acquisition and pay related fees and expenses.

4.18.     Material Misstatements. Holdings has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of Holdings to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being recognized and agreed by the Lender that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Borrowers make no representation that such projections will be realized).

4.19.     Solvency. Both immediately before and immediately after the consummation of the Acquisition and the transactions contemplated hereby and thereby and immediately following the making of the Advance and after giving effect to the application of the proceeds of the Advance, (a) the fair value of the properties of the Credit Parties, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Credit Parties, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Credit Parties, on a consolidated basis, do not intend to incur, and do not believe that they will incur, debts and liabilities beyond their ability to pay such debts and liabilities when they become due; and (d) the Credit Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date.

4.20     Insurance. Each Loan Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All insurance policies maintained by the Loan Parties are in full force and effect, all premiums due and payable with respect thereto have been duly paid, and no Loan Party has received written notice of cancellation or non-renewal of any such policies.

4.21.    Anti-Terrorism Law; Foreign Corrupt Practices Act. No Credit Party and, to the actual knowledge of the Credit Parties, none of its Affiliates is in material violation of any applicable law relating to terrorism or money laundering (“Anti- Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”). No Credit Party and to the actual knowledge of the Credit Parties, no Affiliate or broker or other agent of any Credit Party authorized to act on behalf of the Credit Parties acting or benefiting in any capacity in connection with the Advance, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrowers will not directly or indirectly use the proceeds of the Advance or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC. Unless otherwise previously disclosed to the Lender, no Credit Party and, to the actual knowledge of the Credit Parties, no broker or other agent of any Credit Party acting in any capacity in connection with the Advance currently (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any  transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  Unless otherwise previously disclosed to the Lender, no Credit Party nor any director or officer, nor to the actual knowledge of the Credit Parties, any agent, employee or other person, in each case, authorized to act, directly or indirectly, on behalf of any Credit Party, has, in the course of its actions for, or on behalf of, any Credit Party, since September 30, 2015, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any material provision of  the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Notwithstanding anything to the contrary contained herein, no representation or warranty under this Section 4.21 is being made with respect to RT Park or any director, officer, agent, employee, broker or other Person authorized, directly or indirectly, to act on behalf of RT Park, with respect to any action taken by any such Person on behalf of RT Park.

5.         CONDITIONS OF LENDING

The Lender shall have no obligation to make the Advance to the Borrowers hereunder unless each of the following conditions shall be satisfied as provided below:

5.1       [Reserved].

5.2       Documents. There shall have been delivered to the Lender, fully completed and duly executed (when applicable), the following, satisfactory to the Lender and its counsel:

(a)       This Agreement, the applicable Collateral Documents, the Note, the Subsidiary Guaranty, and the Parent Guaranty, in each case, in form and substance satisfactory to the Lender.

(b)       Certified copies of all such organizational documents and resolutions of each Credit Party authorizing the transactions herein contemplated and a certificate as to incumbency and specimen signature of each officer executing any Loan Document.

(c)       Written opinions of primary and local counsel to each Credit Party (it being understood that local counsel opinions shall be  required in each jurisdiction where any Credit Party is organized) addressing such legal matters as the Lender or its counsel shall reasonably require, including, but not limited to, (i) the formation and good standing of each Credit Party, (ii) the perfected lien and security interest position of the Lender in the Collateral; (iii) the validity and enforceability of the Loan Documents; (iv) the execution, delivery and authorization of the Loan Documents; and (v) that execution, delivery and performance of the Loan Documents (including the Parent Guaranty) do not violate the Parent Guarantor Credit Agreement.

(d)       (i) The Security Agreement, mortgages covering the real property of the Loan Parties located in the United States, and all other Collateral Documents requested by the Lender that are necessary to create and perfect the security interests purported to be granted by the Loan Parties; (ii) filed financing statements in all jurisdictions necessary to provide the Lender a first priority, perfected security interest in all Collateral which may be perfected by the filing of financing statements; and (iii) stock powers and original stock certificates evidencing 100% of the Equity Interests in each Loan Party (other than Holdings and CAH) and 65% of the Equity Interests in CAH and each Subsidiary that is a CFC, in each case, subject to the ownership interests of RT Park.

5.3[Reserved].

5.4Government Approvals. Holdings shall have furnished to the Lender true and correct copies of all material certificates, authorizations and consents, including without limitation the consents referred to in Section 4.13 hereof, necessary for the execution, delivery or performance by Holdings of the Loan Documents to which it is a party or the Acquisition, including any regulatory or governmental approvals required to grant a security interest in the Collateral.

5.5Representations, Warranties and Material Change. The representations and warranties contained in this Agreement shall be true and correct on the date of the making of the Advance hereunder; no Event of Default and no event which, with the lapse of time or the notice and lapse of time specified in Section 8 would become such an Event of Default, shall have occurred and be continuing or will have occurred after giving effect to the Advance on the books of the Borrowers; and there shall have occurred no material adverse change in the business or financial condition of the Parent Guarantor since December 31, 2014.

5.6.Indebtedness. Holdings shall have no Indebtedness for borrowed money or commitments with respect thereto other than the Obligations hereunder. Parent Guarantor shall be in compliance with the Total Net Leverage Ratio financial maintenance covenant contained in the Parent Guarantor Credit Agreement, calculated on a pro forma basis for the incurrence of the Loan on the Closing Date and based on the most recently available financial statements of Parent Guarantor.

5.7.Good Standing. The Credit Parties shall have furnished a certificate as to the good standing (or equivalent) of each Credit Party as of a recent date from such Credit Party’s jurisdiction of organization.

5.8Requisitions. The Borrowers will request the Advance in form and substance satisfactory to the Lender. Pursuant to the terms and conditions hereof, the Lender will wire the proceeds of the requested Advance to an account as directed by the Borrowers.

5.9Insurance.  The Lender shall have received a copy of, and a certificate as to coverage under, the insurance policies of the Loan Parties.

5.10Acquisition. The Acquisition shall be consummated on the Closing Date in accordance with the terms of the Acquisition Agreement.

5.11.      Capitalization.  As of the Closing Date, the Borrowers shall have a   ratio of zero cost common equity to Total Capitalization of no less than .30 to 1.00.

5.12Parent Guaranty Permitted. The Lender shall have received evidence reasonably satisfactory to it that the Parent Guaranty is permitted by the Parent Guarantor Credit Agreement and that the Loan Parties are not required to guaranty or provide security for the credit facility evidenced by, the Parent Guarantor Credit Agreement.

6.           AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with the Lender that, until all of the Obligations have been paid in full, such Loan Party shall, and shall ensure that the Specified Subsidiaries shall:

6.1         Membership. Use its commercially reasonable efforts to remain or an Affiliate thereof shall use its commercially reasonable efforts to remain a member in good standing of the Lender.

6.02.      Financial Books; Financial Reports and Other Information.

(a)         At all times keep, and safely preserve, proper books, records and accounts in which full and true entries will be made of all of the dealings, business and affairs of the Loan parties, in accordance with GAAP.

(b)         Furnish to the Lender not later than the earlier of (i) 10 days after the date that Parent Guarantor is required to file its quarterly report with the SEC as part of its periodic reporting (if Parent Guarantor is subject to such reporting requirements) and (ii) 55 days after the end of the first three fiscal quarters of each fiscal year of Parent Guarantor, (x) consolidated balance sheets of Parent Guarantor and its Subsidiaries as of the end of such fiscal quarter, along with consolidated statements of income and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year (which requirement shall be deemed satisfied by the delivery of Parent Guarantor’s quarterly report on Form 10-Q (or any successor form) for such fiscal quarter to the extent Parent Guarantor is subject to such reporting requirements), and (y) consolidating balance sheets of the Borrowers and their Subsidiaries, as of the end of such fiscal quarter, and the related consolidating statements of income and cash flows for such fiscal quarter. And in the case of such financial statements provided pursuant to clause (y), such financial statements shall be accompanied by a certificate of the chief financial officer of Parent Guarantor stating that such financial statements fairly present in all material respects the consolidating financial position of Holdings and its Subsidiaries as of the date and for the period specified in accordance with GAAP consistently applied.

(c)         Furnish to the Lender not later than the earlier of (i) 10 days after the date that Parent Guarantor is required to file its annual report with the SEC as part of its periodic reporting (if Parent Guarantor is subject to such reporting requirements) and (ii) 100 days after the end of each fiscal year of Parent Guarantor, (x) a consolidated balance sheet of Parent Guarantor and its Subsidiaries as of the end of such fiscal year and related consolidated statements of income and cash flows for  such  fiscal year (which requirement shall be deemed satisfied by the delivery of Parent guarantor’s annual report on Form 10-K (or any successor form) for such fiscal year to the extent Parent Guarantor is subject to such reporting requirements), and accompanied by a report with respect to such financial statements from PricewaterhouseCoopers LLP or another firm of independent certified public accountants of recognized national standing selected by Parent Guarantor and reasonably acceptable to the Lender and such report shall be without any material qualification or exception as to the scope of such audit or any ongoing concern qualification and (y) consolidating balance sheets of Holdings and its Subsidiaries, as of the end of such fiscal year and the related statements of income and cash flows and stockholders’ equity for such fiscal year and, in the case of the financial statements provided pursuant to this clause (y), such financial statements shall be accompanied by a certificate of the chief financial officer of Parent Guarantor stating that such financial statements fairly present in all material respects the consolidating financial position of the Borrowers and their Subsidiaries as of the date and for the period specified in accordance with GAAP consistently applied.

(d)Furnish to the Lender such other information, reports or statements concerning the operations, business affairs and/or financial condition of the Credit Parties as the Lender may reasonably request from time to time.

(e)Promptly upon becoming available, information, in form reasonably satisfactory to the Lender, and evidence of any and all changes or modification of material licenses, permits, certifications, approvals and the like necessary for the Borrowers to own or operate their business or a substantial part of their business.

(f)Promptly notify the Lender writing of (i) any Event of Default; (ii) any event (including the commencement of litigation) that could reasonably be expected to result in a Material Adverse Effect; and (iii) any casualty or condemnation event in respect of any assets with a fair market value of $250,000 or more.

6.3Lender’s Right of Inspection. Permit the Lender, through its representatives, upon reasonable prior written notice and during normal business hours, in each case not more than one (1) time per fiscal year of the Borrowers (unless an Event of Default shall have occurred and shall be continuing) to have access to, and the right to inspect and make copies of, any or all books, records and accounts, and any or all invoices, contracts, leases, payrolls, canceled checks, statements and other documents and papers of every kind belonging to or in possession of any Borrower or any of its Subsidiaries and pertaining to any Borrower’s and its Subsidiaries’ property or business as the Lender may reasonably request, and permit representatives of the Lender to be present at Borrowers’ place of business to receive copies of all communications and remittances relating to the Collateral, all in such manner as the Lender may reasonably require, in each case subject to restrictions with respect to confidentiality.

6.4Financial Covenant. Maintain, commencing as of the last day of the Borrowers’ fiscal year 2017 and as of the last day of each fiscal year of the Borrowers thereafter, a Net Leverage Ratio not greater than 3.5 to 1.0.

6.5Annual Certificate. Together with the financial statements delivered pursuant to Section 6.02(c), deliver to the Lender, a Compliance Certificate, either (a)

signed by the Borrowers' Chief Executive Officer, or similar presiding officer, or (b) submitted electronically through means made available to the Borrowers by the Lender.

6.6Use of Proceeds. Use the Advance made hereunder and evidenced by the Note only to pay the consideration owing in connection with the Acquisition and for the payment of the costs, expenses and fees incident to this Agreement or the Acquisition Agreement and for no other purpose whatsoever without the prior written consent of the Lender.

6.7[Reserved].

6.8Other Affirmative Covenants. During the term hereof, each Loan Party shall comply with the following covenants:

(a)       Each Loan Party shall do or cause to be done all things necessary to preserve, renew and maintain its legal existence and all material rights and franchises, and permits material to its business.

(b)       Each Loan Party shall do or cause to be done all things necessary to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in its business.

(c)       Each Loan Party shall keep its property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including casualty and condemnation insurance.

(d)       Each Loan Party shall pay and discharge promptly when due all taxes, assessments and governmental charges before the same become delinquent; provided that such payment shall not be required so long as the amounts required to be paid are being contested in good faith by appropriate proceeding for which adequate reserves have been set aside in accordance with GAAP.

(e)       Each Loan Party shall comply in all material respect with all laws applicable to its operations and properties.

(f)       On or before the date that is 60 days after the date of this Agreement, the Borrowers shall deliver to the Lender endorsements to the insurance policies of the Loan Parties naming the Lender as lender’s loss payable or mortgagee (as applicable) with respect to all property and casualty policies and as additional insured with respect to all liability policies, each in form and substance reasonably satisfactory to the Lender.

7.NEGATIVE COVENANTS.

Each Loan Party covenants and agrees with the Lender that, until all of the Obligations have been paid in full, such Loan Party will not, and will not allow any of the Specified Subsidiaries to:

7.1       Notice. Without giving written notice to the Lender ten (10) Business Days prior to the effective date of any change:

(a)       Change the location of such Loan Party’s chief executive office.

(b)       Change the name of such Loan Party.

7.2       Consent. Without the prior written consent of the Lender:

(a)       Control. Permit a Change of Control to occur.

(b)       Additional Indebtedness.  Borrow or allow any of its  Subsidiaries to borrow money on a secured or unsecured basis from any other lender or incur any additional secured or unsecured Indebtedness; provided,  however, the Borrowers and their Subsidiaries  may incur (i) additional purchase money and capital lease secured Indebtedness in an aggregate amount not to exceed  $5,000,000 at any time outstanding, (ii) unsecured Indebtedness so long as on a pro forma basis immediately after giving effect to the incurrence of any such Indebtedness as if it was incurred on the last day of the most recently ended calendar month,  the Borrowers shall be in compliance with the financial covenant in Section 6.04 as if such covenant applied as of the last day of the most recently ended calendar month, (iii) contingent obligations with respect to Indebtedness otherwise permitted hereunder; (iv) Indebtedness incurred in connection with any hedging or similar agreement; (v) unsecured Indebtedness among the Loan Parties; (vi) acquired Indebtedness in connection with investments or acquisitions so long as such Indebtedness existed at the time of any such investment or acquisition and was not created in anticipation thereof; (vii) Indebtedness with respect to cash management and similar arrangements in the ordinary course of business; (viii) Indebtedness arising from agreements of Borrower or providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or stock, provided that, such amount is not Indebtedness required to be reflected on the balance sheet of Borrower in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this proviso); (ix) Indebtedness representing deferred compensation to officers or employees of Borrower incurred in the ordinary course  of business; (x) Indebtedness incurred in the ordinary course of business for the financing of insurance premiums; (xi) Indebtedness set forth on Schedule 7.02(b) hereto; and (xii) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described above in this clause (b) (such Indebtedness being referred to herein as the

“Original Indebtedness”); provided that (A) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness (in each case, other than with respect to any accrued or accruing interest payable in kind and not in cash or any fees or original issue discount paid or payable in connection with such Indebtedness), (B) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party, (C) no Loan Party that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (D) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (E) except to the extent otherwise permitted hereunder, the terms of such Refinance Indebtedness are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (F) if such Original Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and  conditions that are at least as favorable to the Lender as those that were applicable to such Original Indebtedness.

(c)       Organizational Changes. Change its type of organization or jurisdiction of organization.

(d)       Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by any Loan Party or any if its Subsidiaries, except for Permitted Liens.

7.3       Dividends and Other Cash Distributions. In any one calendar year, without the prior written consent of the Lender: (a) declare or pay any dividends or make any other distributions to its stockholders, members or partners with respect to its capital stock, membership interests or partnership interests; (b) purchase, redeem or retire any of its capital stock, membership interests or partnership interests; (c) make any cash principal or cash interest payments on account of any subordinated or junior lien debt, or (d) pay any management fees or if already paying a management fee that has been disclosed and agreed to by the Lender prior to closing, pay an increase in such management fees (collectively, “Restricted Payments”), unless, on a pro forma basis immediately after giving effect to such Restricted Payment as if it was made on the last day of the most recently ended calendar month, (i) the Fixed Charge Coverage Ratio shall not be less than 1.00 to 1.00 as of the last day of the most recently ended calendar month and (ii) the Borrowers shall be in compliance with the financial  covenant in Section 6.04 as if such covenant applied as of the last day of the most recently ended calendar month. In no event may Holdings make any Restricted Payment when any Event of Default shall have occurred and be continuing at the time of any such Restricted Payment or would occur immediately after giving effect thereto as a result of such Restricted Payment. Notwithstanding the forgoing, (A) any direct or indirect wholly- owned Subsidiary of the Borrowers may make Restricted Payments to the Borrowers or another wholly-owned Subsidiary of the Borrowers that is a Loan Party, (B) any direct  or indirect Subsidiary of the Borrowers may make, declare, order or pay pro rata cash dividends or distributions and (iii) a Borrower or any direct or indirect Subsidiary of a Borrower may make dividends or distributions in the form of Equity Interests of such Person.

7.04.[Reserved].

7.5         Limitations on Loans, Investments and Other Obligations.

(a)(i) Purchase any stock, bonds, notes, debentures or other securities or obligations of or beneficial interest in, (ii) make any other investment in, (iii) make any loan to, or (iv) guarantee, assume, or otherwise become liable for any obligation of, any corporation, association, partnership, joint venture, trust, government or any agency or department thereof, or any other entity of any kind (collectively, “Investments”) if the aggregate amount of all such Investments made during the term of this Agreement would exceed fifty percent (50%) of Net Worth as of the Closing Date, without the prior written consent of the Lender.

(b)The following shall not be included in the limitation on Investments: (i) bonds, notes, debentures, stock, or other securities or obligations issued by or guaranteed by the United States government or any agency or instrumentality thereof; (ii) bonds, notes, debentures, stock, commercial paper, subordinated capital certificates, or other security or obligation of institutions whose senior unsecured debt obligations are rated by at least two nationally recognized rating organizations in either of its two highest categories; (iii) investments incidental to loans made by the Lender; (iv) bonds, notes, debentures, commercial paper or any other security of National Rural Utilities Cooperative Finance Corporation; (v) any deposit that is fully insured by the federal government of the United States; (vi) Investments by a Loan Party in another Loan Party and (vii) Cash Equivalents; (viii) Investments set forth on Schedule 7.05 hereto and any extensions, renewals, reinvestments thereof, (viii) hedging and similar obligations to the extent explicitly permitted hereunder; (ix) loans and advances to officers, directors and employees of the Borrowers or any of their Subsidiaries (A) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances) and (B) for purposes not described in the foregoing subclause (A), in an aggregate principal amount outstanding pursuant to this clause (B) not to exceed $150,000; (x) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; (xi) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of  business; (xii) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices; (xiii) guarantee obligations of any Loan Party of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; (xiv) Investments held by a Person acquired, or Investments constituting part of the assets acquired (including, in each case, by way of merger or consolidation), after the Closing Date and otherwise in accordance with this

Section 7.05 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and (xv) advances of payroll payments to employees in the ordinary course of business.

7.6Asset Sales. Effect any disposition of any property, except that the following shall be permitted: (a) dispositions of surplus, worn-out or obsolete property; (b) other dispositions of property for fair market value and 75% cash consideration; (c) leases or subleases of real or personal property in the ordinary course of business; (d) sales of inventory in the ordinary course of business; (e) any disposition by a Loan Party to another Loan Party; (f) sales or Leases of inventory to customers in the ordinary course of business; (g) fair market value sales of Cash Equivalents; (h) to the extent required by law; (i) dispositions of non-cash assets of any Person acquired pursuant to an Investment otherwise permitted hereby, provided that any such disposition occurs within eighteen (18) months following any such Investment; and (j) asset swaps of wireless assets in an aggregate amount not to exceed $10,000,000 in any fiscal year  of a Borrower.

7.7Mergers and Consolidations.  Wind up, liquidate or dissolve its  affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any time), except that the following shall be permitted: (a) any Loan Party may merge with any other Loan Party; provided that, if any Loan Party is a Borrower, at least one of the Borrowers shall be the surviving entity after giving effect to any such merger; (b) any Loan Party may dissolve, liquidate or wind up its affairs if such dissolution, liquidation or winding up is not disadvantageous to the Lender in any material respect and all assets of such Loan Party are distributed to another Loan Party; provided that, if such Loan Party is a Borrower, at least one of the Borrowers shall be the surviving entity after giving effect to any such merger; (c) any direct or  indirect Subsidiary of a Borrower that is not a Loan Party may merge with any other direct or indirect Subsidiary of a Borrower; (d) any direct or indirect Subsidiary of a Borrower that is not a Loan Party may dissolve, liquidate or wind up its affairs if such dissolution, liquidation or winding up is not disadvantageous to the Lender in any material respect and all assets of such Subsidiary are distributed to another direct or indirect  Subsidiary of a Borrower; and (e) any Investment permitted hereunder may be structured as a merger, consolidation or amalgamation.

7.8Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Loan Party, other than (a) on terms and conditions at least as favorable to such Loan Party as would reasonably be obtained by such Loan Party at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; (b) as otherwise permitted hereunder; (c) transactions among the Loan Parties; (d) transactions among any direct or indirect Subsidiary of a Borrower that is not a Loan Party and any other direct or indirect Subsidiary of a Borrower that is not a Loan Party; and (e) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees.

7.9Modifications of Organizational Documents. Directly or indirectly amend or modify, or permit the amendment or modification of, any of such Loan Party’s organizational documents or any agreement with respect to its Equity Interests, other than those amendments, modifications or changes that could not reasonably be expected to be materially adverse to the interests of the Lender.

7.10Burdensome Agreements. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary Guarantor to (i) pay dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Loan Party, or pay any Indebtedness owed to any Loan Party, (ii) make loans or advances to any Loan Party, (iii) transfer any of its properties to any Loan Party or (iv) encumber assets of a Subsidiary Guarantor, except for such encumbrances, restrictions or conditions existing under or by reason of: (A) applicable legal requirements; (B) this Agreement and the other Loan Documents; (C) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (D) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (E) customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder; (F) capital leases and purchase money obligations; (G) restrictions affecting non-wholly-owned direct or indirect Subsidiaries of any Borrower and (H) restrictions contained in any documents evidencing Indebtedness permitted hereunder

7.11Business. Engage (directly or indirectly) in any businesses other than those businesses in which the Loan Parties are engaged on the date hereof and reasonable extensions thereof or such business related or incidental thereto.

7.12Negative Pledge. Pledge or otherwise grant any Lien, nor will it allow any of its Subsidiaries to pledge or otherwise grant any Lien, on any Equity Interests owned by such Loan Party or such Subsidiary, as applicable, except any such pledge or Lien granted in favor of the Lender or any pledge or other grant of a Lien in the Equity Interests of any direct or indirect Subsidiary of Virgin Islands Telephone Corporation in order to secure the Indebtedness set forth on Schedule 7.02 hereto.

8.         EVENTS OF DEFAULT

8.1       The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Agreement:

(a)       Representations and Warranties. Any representation or warranty made herein, in any of the other Loan Documents or in any statement, report, certificate, financial statement or other document furnished or to be furnished by any Credit Party in connection with this Agreement or the other Loan Documents shall be false or misleading in any  material respect on the date made or deemed made.

(b)        Payment. Failure of the Loan Parties to (i) repay or prepay any outstanding principal amount of the Loan at the time required pursuant to this Agreement; or (ii) pay any interest or other Obligations not constituting principal, and in the case of this clause (ii), such failure continues for two (2) Business Days.

(c)       Other Covenants.

(i)No Grace Period. Failure of the Loan Parties to observe or perform any covenant or agreement contained in Sections 6.02, 6.03, 6.04, 6.05, or 6.06, or Article 7 of this Agreement.

(ii)Thirty Day Grace Period.  Failure of any Loan Party to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document not otherwise covered by the other provisions of this Article 8, and such failure shall remain unremedied for thirty (30) calendar days after the earlier of (i) written notice thereof shall have been given to the Borrowers by the Lender or (ii) the date on which an officer of any Loan Party becomes aware of such failure.

(d)       [Reserved].

(e)       Other Obligations (Loan Parties). (i) Default by any Loan Party in the payment when due of any portion of any Indebtedness (other than the Obligations), whether principal, interest, premium or otherwise, having an aggregate principal amount in excess of $2,000,000, in each case, after giving effect to any applicable grace or cure periods, or (ii) failure by any Loan Party to comply with any agreement evidencing or governing any such Indebtedness if the effect of such failure is to permit the holders of such Indebtedness to accelerate such Indebtedness.

(f)        Other Obligations (Parent Guarantor).  (i)  Default  by   Parent Guarantor in the payment when due of Indebtedness (other than the Obligations), whether principal, interest, premium or otherwise with an aggregate principal amount in excess of 5% of total assets of the Parent Guarantor, in each case, after giving effect to any applicable grace or cure periods or (ii) failure by Parent Guarantor to comply with any agreement evidencing or governing any such Indebtedness if the effect of such failure is to permit the holders of such Indebtedness to accelerate such Indebtedness.

(g)        Bankruptcy. (i) A court shall enter a decree or order for  relief with respect to any Credit Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official, or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, or (ii) any Credit Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or under any such law, or consent to the appointment or taking of possession by a receiver, liquidator, assignee, custodian or trustee, of a substantial part of its property, or make any general assignment for the benefit of creditors.

(h)       Dissolution or Liquidation. Unless otherwise permitted hereunder, the dissolution or liquidation of a Borrower or any Subsidiary Guarantor.

(i)        Final Judgment. A final non-appealable judgment in excess of $2,000,000 (such amount not adequately covered by insurance as to which the insurance company has not denied coverage in writing) shall be entered against any Loan Party and shall remain unsatisfied or without a stay for a period of sixty (60) days.

(j)         Loan Document Enforceability. Any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of (i) any Credit Party, (ii) any other Person to the extent that a judgment in favor of such Person with respect to such proceeding would reasonably be expected to have a Material Adverse Effect, or (iii) by any governmental authority, in each case, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations.

(k)        Liens. Any security interest and Lien purported to be created by any Loan Document shall cease to be in full force and effect, or shall cease to give the Lender, the Liens, rights, powers and privileges purported to be created and granted under such Loan Documents, or shall be asserted by or on behalf of any Loan Party not to be, a valid, enforceable, perfected, first priority security interest in or Lien on the Collateral covered thereby, in each case, other than Permitted Liens.

8.2       Right to Cure. In the event that the Borrowers fail to comply with Section 6.04 with respect to any fiscal year of the Borrowers, until the 20th day after the date the Borrowers are required pursuant to Section 6.05 to deliver the Compliance Certificate with respect to such fiscal year, a Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such Borrower, and apply the amount of the proceeds thereof to increase Annual Operating Cash Flow with respect to such fiscal year (the “Cure Right”); provided that, (a) such proceeds are actually received by such Borrower no later than 20 days after the date on which financial statements are required to be delivered with respect to such fiscal year hereunder, (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Annual Operating Cash Flow) such Event of Default under Section 6.04 for such period and (c) the Cure Right shall not be exercised more than six times during the term of the Loan. If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma effect to any repayment of Indebtedness in connection therewith), the Borrowers are in compliance with Section 6.04, the Borrowers shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of Section 6.04 that had occurred shall be deemed cured for all purposes of this Agreement and any other Loan Document. The parties hereby acknowledge that this Section shall not result in any adjustment to any amounts other than the amount of the Annual Operating Cash

Flow referred to in the immediately preceding sentence and shall be disregarded for purposes of the calculation of Annual Operating Cash Flow for all other purposes.

9.         RIGHTS AND REMEDIES

9.1       Rights and Remedies of the Lender. Upon the occurrence of an Event of Default, the Lender may exercise in any jurisdiction in which enforcement hereof is sought, the following rights and remedies, in addition to all rights and remedies available to the Lender under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently:

(i)         Declare all unpaid principal outstanding on the Note, all accrued and unpaid interest thereon, and all other Obligations to be immediately due and payable and the same shall thereupon become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

(ii)        Institute any proceeding or proceedings to enforce the Obligations owed to, or any Liens in favor of, the Lender.

(iii)       Pursue all rights and remedies available to the Lender that are contemplated by the Loan Documents in the manner, upon the conditions, and with the effect provided in the Loan Documents, including but not limited to a suit for specific performance, injunctive relief or damages.

(iv)       Pursue any other rights and remedies available to the Lender at law or in equity.

9.2       Cumulative Nature of Remedies. Nothing herein shall limit the right of the Lender, subject to notice and right to cure provisions contained herein, to pursue all rights and remedies available to a creditor following the occurrence of an Event of Default subject to compliance, if required, with the rules and regulations of the FCC and any state public service or utilities commission having jurisdiction. Each right, power and remedy of the Lender in this Agreement and/or the Other Agreements shall be cumulative and concurrent, and recourse to one or more rights or remedies shall not constitute a waiver of any other right, power or remedy.

9.3       Costs and Expenses. The Borrowers shall promptly reimburse the Lender upon request for any reasonable and documented costs and out-of-pocket expenses paid or incurred by the Lender (including, without limitation, reasonable and documented fees and expenses of outside attorneys, limited, in the case of any such costs and expenses reimbursed under clauses (d) and (e) of this Section 9.03, to one outside counsel) for all actions the Lender takes to (a) enforce the payment of any Obligation, to effect collection of any of the Collateral, or in preparation for such enforcement or collection, (b) institute, maintain, preserve, enforce and foreclose on the Lender’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, (c) restructure any of the Obligations, (d) review, approve or grant any consents or waivers hereunder, and (e) prepare, negotiate, execute, deliver, review, amend or modify the Loan Documents, or any other agreements, documents and instruments deemed necessary or appropriate by the Lender in connection with any of the foregoing, in each case, after the Closing Date. All such expenses identified in this Section 9.03 shall be Obligations and shall be secured by the Collateral and shall be payable upon demand, and if not paid, shall accrue interest at the Default Rate in accordance with Section 2.05 hereof; provided,  however, that such interest rate shall not be in excess of the maximum rate permitted by law.

9.4Late Payment Charges. If payment of any principal and/or interest due under the terms of the Note is not received at the office of the Lender in Dulles, Virginia, or as the Lender may otherwise designate to the Borrowers, within such time period as the Lender may prescribe from time to time in its policies in connection with any late payment charges (such unpaid amount of principal and/or interest being herein called the "delinquent amount" and the period beginning after such due date until payment of the delinquent amount being herein called the "late-payment period"), the Borrowers will pay to the Lender, in addition to all other amounts due under the terms of the Loan Documents, any late-payment charge as may be fixed by the Lender from time to time, on the delinquent amount for the late-payment period.

9.5Lender's Setoff. The Lender shall have the right, in addition to all other rights and remedies available to it, to setoff and to recover against any or all of the Obligations due to the Lender, any monies now and hereafter owing to any Credit Party by the Lender. The Credit Parties waive all rights of setoff, deduction, recoupment and counterclaim.

10.MISCELLANEOUS

10.1Performance for the Borrowers. Each Borrower agrees and hereby authorizes that the Lender may during the existence of an Event of Default, in its sole discretion, but the Lender shall not be obligated to, advance funds on behalf of such Borrower without prior notice to such Borrower, in order to insure each Loan Party’s compliance with any material covenant, warranty, representation or agreement of each Loan Party made in or pursuant to this Agreement or any of the Other Agreements, to preserve or protect any right or interest of the Lender in the Collateral or under or pursuant to this Agreement or any of the Other Agreements, including without limitation, the payment of any insurance premiums or taxes and the satisfaction or discharge of any judgment or any Lien upon the Collateral or other property or assets of the Loan Parties; provided, however, that the making of any such advance by the Lender shall not constitute a waiver by the Lender of any Event of Default with respect to which such advance is made nor relieve the Borrowers of any such Event of Default. The Borrowers shall pay to the Lender upon demand all such advances made by the Lender with interest thereon at the Default Rate. All such advances shall be deemed to be included in the Obligations and secured by the security interest granted the Lender under the Collateral Documents to the extent permitted by law.

10.2[Reserved].

10.3Waivers by Loan Parties. Each Loan Party hereby waives, to the extent the same may be waived under applicable law: (a) in the event the Lender seeks to repossess any or all of the Collateral by judicial proceedings, any bond(s) or demand(s) for possession which otherwise may be necessary or required; (b) presentment, demand for payment, protest and notice of non-payment and all exemptions; and (c) substitution, impairment, exchange or release of any collateral security for any of the Obligations.

Each Loan Party agrees that the Lender may exercise any or all of its rights and/or remedies hereunder and under the Other Agreements without resorting to and without regard to security or sources of liability with respect to any of the Obligations.

10.4Waivers by the Lender. Neither any failure nor any delay on the part of the Lender in exercising any right, power or remedy hereunder or under any of the Other Agreements shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5Lender's Records. Every statement of account or reconciliation rendered by the Lender to the Borrowers with respect to any of the Obligations shall be presumed conclusively to be correct and shall constitute an account stated between the Lender and the Borrowers unless, within ten (10) Business Days after such statement or reconciliation shall have been mailed, postage prepaid, to the Borrowers, the Lender shall receive written notice of specific objection thereto.

10.6Modifications. No modification or waiver of any provision of this Agreement, the Note or any of the Other Agreements, and no consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in the same, similar or other circumstances.

10.7Notices. All notices, requests and other communications provided for herein including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement shall be given or made in writing (including, without limitation, by telecopy) and delivered to the intended recipient at the "Address for Notices" specified below; or, as to any party, at such other address as shall be designated by such party in a notice to the other party. All such communications shall be deemed to have been duly given (i) when personally delivered including, without limitation, by overnight mail or courier service, (ii) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (iii) in the case of notice by telecopy, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (i) or (ii) above in each case given or addressed as provided for herein. The Address for Notices of each of the respective parties is as follows:

The Lender:

Rural Telephone Finance Cooperative
20701 Cooperative Way
Dulles, VA 20166
Attention: Senior Vice President and Administrative Officer
Fax: 703-467-5170

The Borrowers:

The address set forth
in Schedule 1 hereto

10.8     GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)        THE PERFORMANCE AND CONSTRUCTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)        EACH CREDIT PARTY AND THE LENDER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES COURTS LOCATED IN NEW YORK, NEW YORK AND OF ANY STATE COURT SO LOCATED FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH CREDIT PARTY AND THE LENDER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE ESTABLISHING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)        EACH CREDIT PARTY AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.9      Non-Business Day Payments. If any payment to be made by the Borrowers hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

10.10    Survival; Successors and Assigns. All covenants, agreements, representations and warranties made herein and in the Other Agreements shall survive the execution of this Agreement and the execution and delivery to the Lender of the Note, and shall continue in full force and effect until all of the Obligations have been paid in full. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include, and this Agreement shall be binding upon and inure to the benefit of, the successors and permitted assigns of such party. All covenants, agreements, representations and warranties by or on behalf of the Borrowers which are contained in this Agreement and the Other Agreements shall inure to the benefit of the successors and assigns of the Lender.

10.11    Assignment. The Lender may assign its rights and obligations under this Agreement and the Other Agreements with the consent of the Borrowers (unless an Event of Default shall have occurred and be continuing, in which case no such consent will be required), such consent not to be unreasonably withheld or delayed; provided that, notwithstanding anything to the contrary contained herein, the Lender may not assign any of its rights or obligations under this Agreement or any Other Agreement prior to the fifteen (15) month anniversary of the Closing Date. For the avoidance of doubt, nothing herein, including the provisions of this Section 10.11, shall restrict the Lender’s right to pledge or collaterally assign its rights hereunder and under each Other Agreement to its lenders and the consent of the Borrowers shall not be required for any such pledge or collateral assignment. No Borrower may assign any of its rights or obligations under this Agreement or the Other Agreements without the prior written consent of the Lender.

10.12    Severability. If any term, provision or condition, or any part thereof, of this Agreement or any of the Other Agreements shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement, the Note, and the Other Agreements shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

10.13    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

10.14    Headings/Use of Terms. The headings and sub-headings contained in this Agreement are intended to be used for convenience only and do not constitute part of this Agreement. The use of any gender or the neuter herein shall also refer to the other gender or the neuter and the use of the plural shall also refer to the singular, and vice versa.

10.15    Further Assurances. Subject to the terms and conditions of the Loan Documents, each Borrower will, upon demand of the Lender, make, execute, acknowledge and deliver all such further and supplemental indentures of mortgage, deeds of trust, mortgages, financing statements, continuation statements, security agreements and/or any other instruments and conveyances as may be reasonably requested by the Lender to effectuate the intention of this Agreement and to provide for the securing and payment of the principal of and interest on the Note according to the terms thereof.

10.16    Merger and Integration. This Agreement, the attached exhibits and the matters incorporated by reference contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby, and no other agreement, statement or promise made by any party hereto, or by any employee, officer, agent or attorney of any party hereto, which is not contained herein, shall be valid or binding.

10.17    Schedule 1. Schedule 1 attached hereto is an integral part of this Agreement and is incorporated herein by reference.

10.18    Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee or participant in, any of its rights and obligations under this Agreement; (g) on a confidential basis to (i) any rating agency and (ii) its auditors; (g) with the consent of any Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.18, or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than any Credit Party. For purposes of this Section 10.18, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. “Related Parties” means with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, counsel and advisors of such Person and of such Person’s Affiliates.

10.19    ACKNOWLEDGEMENT; WAIVERS. NOTWITHSTANDING ANY BORROWER’S MEMBERSHIP IN THE LENDER, AND AS A MATERIAL PART OF THE CONSIDERATION FOR THE LENDER MAKING THE LOAN, EACH BORROWER ACKNOWLEDGES THAT, NOTWITHSTANDING ANYTHING SET FORTH IN THE LENDER'S BYLAWS, OR ANY OTHER RELEVANT DOCUMENT, AT ANY TIME (A) NO AMOUNTS OF NET SAVINGS SHALL BE CREDITED TO ANY BORROWER ON THE BOOKS OF THE LENDER, (B) THE BORROWERS SHALL NOT RECEIVE, AND THE LENDER SHALL NOT BE OBLIGATED TO PROVIDE, NOTICES OF ALLOCATION OF PATRONAGE UNDER SECTION 1388 OF THE INTERNAL REVENUE CODE, AND (C) THE BORROWERS SHALL NOT BE ENTITLED TO, AND SHALL NOT RECEIVE, PAYMENT FROM THE LENDER OF ANY PATRONAGE DISTRIBUTIONS. AFTER REVIEW OF THE LENDER'S BYLAWS BY BORROWERS' COUNSEL, EACH BORROWER HEREBY KNOWINGLY AND INTENTIONALLY WAIVES THE PROVISIONS OF SAID BYLAWS THAT APPLY TO THE TRACKING, CREDITING, ALLOCATION AND PAYMENT OF PATRONAGE DISTRIBUTIONS.

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IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

ATN VI HOLDINGS, LLC, as a Borrower

By:	/s/ Michael T. Prior
Name:	Michael T. Prior
Title:	President

Immediately upon consummation of the Acquisition:

CARIBBEAN ASSET HOLDINGS LLC, as a Borrower

By:	/s/ Barry C. Fougere
Name:	Barry C. Fougere
Title:	President

- Signature Page to Loan Agreement -

RURAL TELEPHONE FINANCE COOPERATIVE,
as the Lender

By:	/s/ Don Samonte
Name:	Don Samonte
Title:	Assistant Secretary-Treasurer